UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CIT Group Inc.

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CIT GROUP INC.
505 Fifth Avenue
New York, NY 10017

PROXY STATEMENT – SUPPLEMENTAL MATERIAL

May 4, 2010

     RiskMetrics Group’s ISS Proxy Advisory Services (ISS) has issued a report to its subscribers that recommends voting “against” the election of several of our Directors at our upcoming annual meeting of stockholders because of concerns regarding the Tax Attribute Preservation Provision in our Certificate of Incorporation and our compensation practices. ISS also recommends voting against the non-binding resolution to approve our executive officers’ compensation.

     As we have discussed in our Proxy Statement and, in even more detail, in our Annual Report, we took a number of transformational steps in late 2008 and in 2009 to address liquidity challenges that resulted from the dislocation of global capital markets. We believe strongly that the ISS recommendations stem from a combination of factual errors, an under appreciation of the challenges facing the Company and its Board, and a misunderstanding of some of the steps taken to preserve the CIT franchise through the restructuring process. We encourage all of our stockholders to consider the following and the accuracy of the facts underlying the ISS recommendations before voting.

     The Board of Directors unanimously recommends a vote “FOR” each of the nominees and the non-binding resolution to approve the compensation for our executives.

     The directors who have been nominated for re-election and the non-binding resolution on compensation, as well as important information about our compensation practices, are described in our Proxy Statement. Other important information relating to these matters is included in our Annual Report on Form 10-K for the year ended December 31, 2009. Both the Proxy Statement and the Annual Report have been filed with the Securities and Exchange Commission and are available on our website at www.cit.com. The Annual Meeting is scheduled for May 11, 2010.

Tax Attribute Preservation Provision

     At December 31, 2009, we had U.S. federal income tax net operating loss carryforwards (“NOLs”) of $7.6 billion before cancellation of indebtedness income and estimated that we would have $2.6 billion of NOLs remaining after cancellation of indebtedness income. These NOLs potentially could be used to offset income and thus reduce our U.S. federal income tax liability in future years, but they could be eliminated if any person were to acquire beneficial ownership of more than 5% of our outstanding voting securities or if the beneficial ownership of a 5% shareholder were to increase, and the percentage of stock owned by one or more 5% shareholders were to increase by more than 50% during a three-year period. To protect this significant asset, we included a “Tax Attribute Preservation Provision” in our Certificate of Incorporation that prohibits shareholders from acquiring or increasing their beneficial ownership above 5% without the approval of our Board of Directors.

     The ISS recommendations refer to this provision as a “poison pill” and state that votes against some of our directors are warranted because the provision was adopted without stockholder approval. However, the Tax Attribute Preservation Provision is an article of our Certificate of Incorporation that was disclosed in and approved as part of our bankruptcy reorganization plan. The holders of over 80% of our eligible debt (approximately 90% of the eligible holders by number) voted in favor of that plan, and it was our eligible debt holders who became the new stockholders of CIT upon emergence from bankruptcy. We therefore believe that, despite ISS’s assertion, our new stockholders overwhelmingly voted in favor of this provision. In fact, CIT’s new stockholders had significant input into the Plan of Reorganization, as well as the Certificate of Incorporation. Notwithstanding a statement by ISS that shareholders may not call a special meeting, at the request of our new stockholders, CIT included a provision in its Certificate of Incorporation that permits holders of 25% of the voting power of our common stock to call a special shareholders meeting.

     We believe that the Tax Attribute Preservation Provision is in the best interests of our shareholders. While this provision could deter a change in control of CIT, and while the potential tax benefits from the NOLs are uncertain and depend on a variety of factors in the future (including how much income we may earn), we believe the NOLs are a large and important asset of CIT and that our Board of Directors should have the ability to preserve this asset for the benefit of our stockholders. We strongly believe that supporting the Tax Attribute Preservation Provision is no reason to oppose the re-election of our directors.

     For more information about this provision and the possibility of future tax benefits from the NOLs, see “Item 5. Market for Registrant’s Common Equity and Related Stockholder Matters and Issuer Purchases of Equity Securities” and “Note 18 – Income Taxes” to our financial statements, both in our latest Annual Report.

Executive Compensation

     We believe that the actions of our Compensation Committee were appropriate to the preservation of our franchise given the extenuating circumstances of the past year. ISS says they are particularly concerned about our “focus on fixed pay elements such as base salary and cash retention payments that are not performance-based.” However, compensation restrictions imposed by the Troubled Asset Recovery Program (TARP) and our bankruptcy filing effectively precluded our paying any variable compensation for 2009 (other than prior contractual commitments or, in one instance, in recognition of a significant promotion) to our most senior executives. Moreover, in light of the bankruptcy filing, we decided not to grant any bonuses under our 2009 bonus or discretionary sales incentive plans (other than as required by prior contracts or Compensation Committee determinations). All that is left after bonuses and other variable pay are eliminated is so-called fixed pay.

     The ISS recommendations also state that a similar concern exists regarding the pay of John Thain, our new CEO, in that it provides for a “stock salary” that is, in their words, “11X his cash salary.” The recommendations fail to note that Mr. Thain agreed to a $500,000 cash salary that was much lower than that of our prior CEO as a result of CIT’s circumstances. CIT has imposed a $500,000 across-the-board limit on cash salaries. The recommendations also fail to note that Mr. Thain’s pay structure is consistent with those at other financial institutions that were subject to the TARP compensation limits (which severely limit variable pay).

     We also note the following factual errors in the ISS recommendations:

  ISS recommends voting against Arthur Newman and Seymour Sternberg in part because they were members of the Compensation Committee when various 2009 compensation actions were taken. In fact, Messrs. Newman and Sternberg were not members of the Compensation Committee until January 11, 2010 and therefore not members when those actions were taken. For example, in its recommendations ISS states multiple times that the December 2009 modifications to Mr. Leone’s existing agreement were made during Mr. Newman’s tenure, which is incorrect.

  ISS incorrectly states that the pension impact of the 2010 stock salary of Joseph Leone, our former CFO who retired on April 30, on calculations under his severance, retirement or other compensation plans is ‘not clear.’ In fact, it is quite clear that the stock salary has no impact. This fact was disclosed last year in an SEC Form 8-K (filed on December 22, 2009).

  ISS makes several negative references to CIT’s January 2009 retention awards. Those awards were part of CIT’s 2008 year-end compensation decisions and were made to ensure continuity of key personnel during the restructuring process to ensure franchise preservation. Those awards were fully disclosed in the 2009 proxy and were the basis of the ISS recommendations for that year.

  ISS raises concern about the Company’s severance practices, yet Mr. Thain’s employment letter does not contain any severance provisions. As a result, Mr. Thain is covered by the same Employee Severance Plan applicable to all other employees, subject to regulatory limitations. Jeffrey Peek, our former CEO who resigned on January 15, 2010, did not receive any severance as a result of his resignation. He received only vested and previously disclosed retirement benefits and previously deferred pay. This amount is detailed on page 36 of the Proxy Statement.

  ISS raises concerns about excise tax gross-up provisions, yet CIT no longer has any agreements in place with any executive officer providing for tax gross-ups. When Mr. Peek’s contract was renewed in 2009, the Compensation Committee removed the excise tax gross-up provisions in his employment agreement. Mr. Thain is not entitled to any tax gross-ups under his employment agreement.

  ISS raises concerns about executive perquisites, yet, with the exception of a car and driver for Mr. Thain, all other executive perquisites have been eliminated.

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     The Board of Directors strongly believes that the actions that have been taken to preserve the CIT franchise and to best position CIT to take advantage of the opportunities, and address the challenges, that lie ahead and unanimously recommends a vote “FOR” each of the nominees and “FOR” the non-binding resolution to approve the compensation for our executives.